Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2007. The following information should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition”:

	Fiscal year
	2007	2006	2005	2004	2003
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$5,412	$4,802	$3,690	$3,391	$3,065
Income (loss) from continuing operations	547	291	112	(91)	(259)
Income from discontinued operations (1)	180	447	54	91	273
Net income (loss)	727	738	166	—	14
Net income (loss) available to common stockholders	718	718	135	(41)	(21)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	1.03	.56	.23	(.39)	(1.04)
Income from discontinued operations	.35	.93	.15	.27	.97
Net income (loss)	1.38	1.49	.38	(.12)	(.07)
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	1.00	.56	.23	(.39)	(1.04)
Income from discontinued operations	.33	.92	.15	.27	.97
Net income (loss)	1.33	1.48	.38	(.12)	(.07)
Cash dividends declared per common share	1.00	.76	.41	.05	—
Balance Sheet Data:
Total assets	$11,812	$11,808	$8,245	$8,421	$8,592
Debt (2)	5,625	5,878	5,370	5,523	5,486
Convertible Preferred Securities (2)	—	—	—	—	475
Preferred stock	97	97	241	337	339

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions.
(2)	We adopted Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) in 2003. Under FIN 46, our limited purpose trust subsidiary that was formed to issue trust-preferred securities (the “Convertible Preferred Securities”) was accounted for on a consolidated basis as of December 31, 2003 since we were the primary beneficiary under FIN 46. Effective January 1, 2004, the FASB revised FIN 46, which we refer to as FIN 46R, and we were required to deconsolidate the accounts of the Convertible Preferred Securities Trust (the “Trust”). As a result, we recorded the $492 million in debentures (Convertible Subordinated Debentures) issued by the Trust and eliminated the $475 million of Convertible Preferred Securities that were previously classified in the mezzanine section of our consolidated balance sheet prior to January 1, 2004. The difference of $17 million was our investment in the Trust, which was included in “Investments in affiliates” on our consolidated balance sheet prior to the conversion and redemption of the Convertible Preferred Securities. Between December 2005 and April 15, 2006, we converted or redeemed all of the Convertible Preferred Securities into approximately 30.8 million common shares and $2 million in cash.